Exhibit 23

Consent of Independent Registered Public Accounting Firm

Kingsway Financial Services Inc.
Itasca, Illinois

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-194108) of Kingsway Financial Services Inc. of our report dated March 31, 2014, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K.

/s/ BDO USA LLP
Grand Rapids, Michigan
March 31, 2014